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                                                                                                               Exhibit 11.1

                                                         XTRA CORPORATION
                              EARNINGS PER SHARE AND WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
                                    FOR THE THREE AND SIX MONTHS ENDED  MARCH 31, 1995 AND 1994
                                          (MILLIONS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
                                                            (UNAUDITED)


                                                                      Three Months Ended               Six Months Ended
                                                                           March 31,                       March 31,
                                                                     --------------------            --------------------
                                                                     1995            1994            1995            1994
                                                                     ----            ----            ----            ----
Net Income                                                         $   13.6       $   12.3         $   32.8        $   28.0
                                                                   ========       ========         ========        ========

Weighted average number of fully diluted common
     shares outstanding (in thousands)                               17,041         17,015           17,040          17,014


Earnings per common and
     dilutive common equivalent share                              $   0.80       $   0.72             1.92        $   1.65
                                                                   ========       ========         ========        ========


Computation of Primary Shares Outstanding (in thousands)
- --------------------------------------------------------

Weighted average common shares outstanding                           16,952         16,881           16,947          16,879


Common stock equivalents for primary EPS:                                89            134               90             132
                                                                   --------       --------         --------        --------


Weighted average number of common
     shares outstanding (primary)                                    17,041         17,015           17,037          17,011
                                                                   ========       ========         ========        ========


Computation of Fully Diluted Shares Outstanding (in thousands)
- --------------------------------------------------------------

Weighted average common shares outstanding                           16,952         16,881           16,947          16,879


Common stock equivalents for fully diluted EPS:                          89            134               93             135
                                                                   --------       --------         --------        --------


Weighted average number of common
     shares outstanding (fully diluted)                              17,041         17,015           17,040          17,014
                                                                   ========       ========         ========        ========
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